Exhibit 99.1

Pamrapo Bancorp, Inc. Reports Second Quarter Results

BAYONNE, NJ—(Marketwire—July 30, 2009)—Pamrapo Bancorp, Inc. (NASDAQ: PBCI) announced a net loss of $3.6 million for the quarter ended June 30, 2009 compared to net income of $963,000 for the quarter ended June 30, 2008. Basic and diluted loss per share was $0.73 for the three months ended June 30, 2009 as compared to basic and diluted earnings per share of $0.20 for the three months ended June 30, 2008. The Company also reported a net loss of $3.2 million for the six months ended June 30, 2009 as compared to net income of $2.0 million for the six months ended June 30, 2008. Basic and diluted loss per share was $0.64 for the six months ended June 30, 2009 as compared to basic and diluted earnings per share of $0.40 for the six months ended June 30, 2008.

The net loss for the three months ended June 30, 2009 totaled $3.6 million as compared to net income of $963,000 for the three months ended June 30, 2008, representing a decrease of $4.5 million or 473.8%. The net loss during the three months ended June 30, 2009, as compared to the same 2008 period, resulted primarily from a $4.6 million increase in total non-interest expenses and a higher provision for loan losses, as well as decreases in total interest income and total non-interest income, which were partially offset by decreases in total interest expense and a benefit for income taxes. The $4.6 million increase in total non-interest expenses was primarily driven by a $3.0 million litigation loss reserve accrued during the second quarter of 2009 and a $1.2 million increase in professional fees from the quarter ended June 30, 2008 to the quarter ended June 30, 2009, as well as a $382,000 increase in Federal Deposit Insurance Corporation (“FDIC”) premiums from the 2008 to the 2009 period.

The net loss for the six months ended June 30, 2009 totaled $3.2 million as compared to net income of $2.0 million for the six months ended June 30, 2008, representing a decrease of $5.2 million or 260.0%. The net loss during the six months ended June 30, 2009, as compared to the same 2008 period, resulted primarily from a $5.8 million increase in total non-interest expenses and a higher provision for loan losses, as well as a decrease in total interest income, which were partially offset by decreases in total interest expense, reduction of income taxes and an increase in total non-interest income. The $5.8 million increase in total non-interest expenses was primarily driven by a $3.0 million litigation loss reserve accrued during the second quarter of 2009 and a $2.2 million increase in professional fees from the six months ended June 30, 2008 to the six months ended June 30, 2009, as well as a $467,000 increase in FDIC premiums, including a special assessment of $270,000, from the 2008 to the 2009 period.

As previously reported, Pamrapo Savings Bank, S.L.A. (the “Bank”), the wholly-owned subsidiary of Pamrapo Bancorp, Inc. (the “Company”), received federal grand jury subpoenas from the U.S. Attorney’s Office for the District of New Jersey (“U.S. Attorney’s Office”). The subpoenas were issued to the Bank in connection with an ongoing investigation regarding the Bank’s anti-money laundering and Bank Secrecy Act compliance. Certain individuals, including the Bank’s senior officers and directors, have received grand jury testimony subpoenas in connection with this investigation. In addition, the Bank and its wholly-owned subsidiary, Pamrapo Service Corporation, have also received federal grand jury subpoenas from the U.S. Attorney’s Office relating to certain commissions paid to the manager of Pamrapo Service Corporation. The Bank has, and continues to, fully cooperate with these investigations. It is anticipated that the investigations will continue for at least the next several months.

No penalties, either criminal or civil, have been imposed on the Bank to date as a result of the investigation. However, pursuant to Statement of Financial Accounting Standards No. 5, a company must accrue funds for a possible litigation loss if a loss is probable and the amount of the expected loss is reasonably estimable. It is probable that the Bank will incur monetary penalties in the form of fines and forfeitures as a result of these matters. As reported in a Form 8-K filed with the Securities and Exchange Commission on June 23, 2009, the Bank was able to reasonably estimate certain losses, based on new information that had come to light. As a result, the Bank accrued a $3.0 million litigation loss reserve to reflect a potential criminal forfeiture, and related costs and expenses in the quarter ended June 30, 2009.

The Bank is only able to reasonably estimate certain losses at this time. It is probable that the Bank will incur material losses in addition to the $3.0 million litigation loss reserve described above; however it is not able to reasonably estimate additional losses at this time. These additional losses relate to potential further criminal forfeitures and potential criminal fines that may be imposed separately by a court, and civil money penalties that may be imposed by the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator, and Financial Crimes Enforcement Network, a part of the United States Treasury Department (FinCEN). Depending on the end result of the investigation, the total amount of penalties and related costs and expenses incurred by the Bank may be significantly higher than $3.0 million, and could have a material impact on the Company’s consolidated financial position, results of operations, and regulatory capital ratios.

The increase in professional fees during the three and six months ended June 30, 2009, as compared to the same 2008 periods, was predominately due to expenses incurred for legal, accounting and other professional services as a result of the federal grand jury investigation by the U.S. Attorney’s Office discussed above and fees paid to consultants that the Bank engaged as a result of a cease and desist order issued by the OTS, effective September 26, 2008.

FDIC premiums increased as a result of an increase in premium rates, the depletion of assessment credits previously in effect and a special assessment during the quarter ended June 30, 2009 of $270,000.

During the three and six months ended June 30, 2009, as compared to the same 2008 periods, provision for loan losses increased by $700,000 and $1,147,000, respectively, primarily due to an increase in the Bank’s non-performing loans, which were $19.7 million at June 30, 2009 compared to $8.0 million at June 30, 2008.

The Bank continues to be well-capitalized as of June 30, 2009 with a tier one capital ratio of 9.02% as compared to the minimum regulatory requirement of 4.0%.

Pamrapo’s book value per share at June 30, 2009 was $10.21.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Jersey City, Hoboken, and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

COMPARATIVE STATEMENTS OF FINANCIAL CONDITION

(In Thousands)

ASSETS	June 30, 2009	December 31, 2008
Cash and amounts due from depository institutions	$3,100	$4,117
Interest-bearing deposits in other banks	19,869	9,470

Cash and Cash Equivalents	22,969	13,587

Securities available for sale	713	771
Investment securities held to maturity	11,343	11,350
Mortgage-backed securities held to maturity	101,823	117,428
Loans receivable	422,463	437,554
Foreclosed real estate	426	426
Premises and equipment	2,754	2,929
Federal Home Loan Bank of New York stock	3,900	5,160
Interest receivable	2,812	2,884
Other assets	6,301	5,923

Total Assets	$575,504	$598,012

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$449,279	$443,999
Advances from Federal Home Loan Bank of New York	62,000	89,500
Advance payments by borrowers for taxes and insurance	2,840	3,282
Other liabilities	10,988	6,553

Total Liabilities	525,107	543,334

Stockholders’ Equity:
Preferred stock; 3,000,000 shares authorized; issued and outstanding-none	—	—
Common Stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,935,542 shares outstanding	69	69
Paid-in capital	19,340	19,340
Retained earnings	57,492	61,928
Accumulated other comprehensive loss	(2,964)	(3,119)
Treasury stock, at cost; 1,964,458 shares (2009) and (2008)	(23,540)	(23,540)

Total Stockholders’ Equity	50,397	54,678

Total Liabilities and Stockholders’ Equity	$575,504	$598,012

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest income
Loans	$6,440	$6,840	$13,205	$13,819
Mortgage-backed securities	1,209	1,440	2,514	2,840
Investments	234	205	467	397
Other interest-earning assets	68	279	104	830

Total Interest Income	7,951	8,764	16,290	17,886

Interest expense
Deposits	2,209	2,959	4,615	6,358
Advances and other borrowed money	844	1,057	1,736	2,095

Total Interest Expense	3,053	4,016	6,351	8,453

Net Interest Income	4,898	4,748	9,939	9,433
Provision for Loan Losses	850	151	1,375	228

Net Interest Income after Provision for Loan Losses	4,048	4,597	8,564	9,205

Non-Interest Income
Fees and service charges	283	323	534	644
Gain on sale of branch	—	—	492	—
Commissions from sale of financial products	3	126	86	290
Other	109	106	197	159

Total Non-Interest Income	395	555	1,309	1,093

Non-Interest Expenses
Salaries and employee benefits	1,878	1,865	3,939	3,800
Net occupancy expense of premises	302	327	631	661
Equipment	337	329	648	652
Advertising	50	66	100	143
Loss on foreclosed real estate	5	1	13	28
Professional fees	1,590	410	2,817	615
Federal Deposit Insurance Premium	396	14	495	28
Litigation loss reserve	3,000	—	3,000	—
Other	667	613	1,312	1,243

Total Non-Interest Expenses	8,225	3,625	12,955	7,170

Income (loss) before Income Taxes	(3,782)	1,527	(3,082)	3,128
Income Tax (Benefit) Expense	(191)	564	71	1,155

Net Income (loss)	($3,591)	$963	($3,153)	$1,973

Net Income (loss) per Common Share
Basic	($0.73)	$0.20	($0.64)	$0.40
Diluted	($0.73)	$0.20	($0.64)	$0.40

Weighted Average Number of Common Shares outstanding
Basic	4,935	4,975	4,935	4,975

Diluted	4,935	4,975	4,935	4,975

Dividends per Common Share	$0.11	$0.23	$0.26	$0.46

CONTACT

Robert A. Hughes, CPA

Investor Relations

201-339-4600